Exhibit 3.45

State of Delaware Secretary of State Division of Corporations Delivered 08:31 PM 08/20/2003 FILED 06:45 PM 08/20/2003 SRV 030544064 — 3196885 FILE
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
ATX LICENSING, INC.

ATX LICENSING, INC., a Corporation organized and exiting under the laws of the state of Delaware (the “Corporation”), hereby certifies as follows:
FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted proposing and declaring advisable the following amendment to the Corporation’s Certificate of Incorporation:
That Paragraphs 6 and 7 be added to the Corporation’s Certificate of Incorporation as follows:
“6. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived any improper personal benefits.
Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the tune of time repeal or modification.
7. Adoption, Amendment and/or Repeal of Bylaws. The Board may from time to time adopt, amend or repeal the Bylaws of the Corporation; provided, however, that any Bylaws adopted or amended by the Board may be amended or repealed, and any Bylaws may be adopted, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.”
SECOND: That in lieu of a meeting and vote of the stockholder, the stockholder has given its written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).
THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the DGCL.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate as of the 20th of August, 2003,

ATX LICENSING, INC.
By:	/s/ Michael A. Peterson
	Name:	Michael A. Peterson
	Title:	Vice President

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